Exhibit 11

                                 VERSAR, INC.
                Statement Re:  Computation of Per Share Earnings
               (Unaudited - in thousands, except per share data)

                                                      For the Three-Month
                                                  Periods Ended September 30,
                                                  ---------------------------
                                                      1998           1997
                                                  ------------   ------------

NET INCOME. . . . . . . . . . . . . . . . . . .   $       340    $       203
                                                  ============   ============


Weighted average common shares outstanding -
  Basic . . . . . . . . . . . . . . . . . . . .     6,096,645      5,168,048
                                                  ============   ============



NET INCOME PER SHARE - BASIC. . . . . . . . . .   $      0.06    $      0.04
                                                  ============   ============




Common shares from above. . . . . . . . . . . .     6,096,645      5,168,048
Assumed exercise of options (treasury stock
 method). . . . . . . . . . . . . . . . . . . .           ---        278,646
                                                  ------------   ------------

                                                    6,096,645      5,446,694
                                                  ============   ============



NET INCOME PER SHARE - DILUTED. . . . . . . . .   $      0.06    $      0.04
                                                  ============   ============


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